HIGH RIVER LIMITED PARTNERSHIP
                             100 SOUTH BEDFORD ROAD
                            MT. KISCO, NEW YORK 10549

                                                                December 6, 1996

Unicorn Associates Corporation
100 South Bedford Road
Mt. Kisco, New York  10549

         Re:   Offers to Purchase Units of Limited Partnership
               Interest in certain McNeil Limited Partnerships

Ladies and Gentlemen:

     Reference is made to each of the Offers to Purchase units of limited partnership interest ("Units") in McNeil Real Estate Fund XXVI, L.P., a California limited partnership and McNeil Real Estate Fund XXVII, L.P., a Delaware limited partnership, dated September 20, 1996, as amended and supplemented from time to time (collectively, the "Offers to Purchase"), made by High River Limited Partnership, a Delaware limited partnership (the "Assignor"). In connection with the Offers to Purchase, limited partners wishing to tender their Units duly executed and delivered an Assignment of Partnership Interest (the "Assignments of Partnership Interest") to IBJ Schroder Bank & Trust Company, the Depositary for the Offer.

     Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Offers to Purchase.

     For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, desiring to be legally bound, hereby agree as follows:

     1. Assignment and Assumption

     (a) As contemplated in Section 2 of the Offers to Purchase, the Assignor hereby assigns, delivers and sets over unto Unicorn Associates Corporation (the "Assignee") all of the Assignor's: (i) right to purchase those Units tendered pursuant to the Offers by limited partners resident in the State of California (the "California Units"); and (ii) all rights, powers and privileges under the Assignments of Partnership Interest executed by or on behalf of the holders


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Unicorn Associates Corporation
December 6, 1996
Page 2

of the California Units, including, without limitation, the proxy and power-of-attorney (and all related and associated rights, authority and power) granted to the Assignor therein and hereby names the Assignee as the designee of the Assignor under all such Assignments of Partnership Interest.

     (b) The Assignee hereby assumes and agrees to be bound by all of the terms, covenants and conditions of the Offer with respect to the foregoing assignments. The Assignee hereby represents that it will purchase the California Units for its own account for investment and not with a view to or for sale in connection with any distribution of the California Units.

     2. Further Instruments

     The parties hereto agree that they will execute and deliver, or cause to be executed and delivered, to the other such documents and instruments, in addition to those specifically required by the provisions of this Assignment and Assumption Agreement, in form and substance reasonably satisfactory to the other, as may reasonably be necessary or desirable to carry out or implement any provision of this Assignment and Assumption Agreement.

     3. Binding Nature; Governing Law

     This Assignment and Assumption Agreement shall (a) inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties hereto and (b) be governed by, and construed in accordance with, the substantive laws of the State of New York.

     4. Amendments

     This Agreement may not be altered, amended or modified except by a writing signed by the party against whom such alteration, amendment or modification is sought to be enforced.


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Unicorn Associates Corporation
December 6, 1996
Page 3

     5. Third Party Beneficiaries

     Nothing in this Agreement is intended to, or shall be construed so as to create any, third party beneficiary to this Agreement or otherwise confer any rights upon any person or entity that is not a party hereto.

     If the foregoing is acceptable to you, please so indicate be executing the enclosed copy of this letter in the space provided below.



                                          Very truly yours,


                                          HIGH RIVER LIMITED PARTNERSHIP

                                          BY:  RIVERDALE LLC,
                                               GENERAL PARTNER

                                          By:  /s/ ROBERT J. MITCHELL
                                               ------------------------------
                                          Name:    Robert J. Mitchell
                                          Title:   Vice President and
                                                   Treasurer/Manager


AGREED AND ACCEPTED
as of the date first
above written:

UNICORN ASSOCIATES CORPORATION

By: /s/ EDWARD E. MATTNER
    --------------------------
Name: Edward E. Mattner
Title: President


                 [Assignment and Assumption Agreement regarding
                     Units tendered by California Residents]